Exhibit 99.1
Avid Technology Announces Third Quarter 2021 Results

12.4% Year-Over-Year Revenue Growth

56.4% Year-Over-Year Subscription Revenue Growth

$16.5 million in Net Cash Provided by Operating Activities Leading to Free Cash Flow of $14.0 million

Raises Subscription & Maintenance Revenue Guidance and Raises High-End of Revenue Guidance for Full-Year 2021

BURLINGTON, Mass., November 9, 2021 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, today announced its financial results for the third quarter ended September 30, 2021, raised full-year 2021 guidance for Subscription & Maintenance Revenue, raised the high-end and tightened the range for total revenue and tightened the range towards the high end of guidance on all other full-year 2021 metrics.

Total revenue increased 12.4% year-over-year in the third quarter to $101.6 million, as the Recurring Revenue components of the Company’s business continued on a strong trajectory. Subscription revenue was $28.0 million, an increase of 56.4% year-over-year, reflecting continued growth in paid subscriptions for creative tools, including an acceleration in Pro Tools net adds in the third quarter, and strong enterprise subscription sales in the quarter.

The continued revenue growth resulted in GAAP net income per share of $0.32 and Non-GAAP Net Income per Share of $0.27, which was at the higher end of the guidance range provided for the third quarter. This strong profitability resulted in net cash provided by operating activities of $16.5 million, and Free Cash Flow of $14.0 million for the quarter.

Third Quarter 2021 Financial and Business Highlights

•Subscription revenue was $28.0 million, an increase of 56.4% year-over-year.

•Paid Cloud-enabled software subscriptions increased by 35.0% year-over-year to approximately 389,000 at September 30, 2021 and increased by approximately 19,300 from June 30, 2021.

•Subscription & Maintenance revenue was $58.7 million, an increase of 20.5% year-over-year.

•Total revenue was $101.6 million, an increase of 12.4% year-over-year.

•LTM Recurring Revenue % was 77.1% of the Company’s revenue for the 12 months ended September 30, 2021, up from 71.2% for the 12 months ended September 30, 2020.

•Annual Contract Value was $328.0 million as of September 30, 2021, a year-over-year increase of 20.6%, from $271.9 million as of September 30, 2020.

•Gross margin was 64.8%, an increase of 40 basis points year-over-year. Non-GAAP Gross Margin was 65.3%, an increase of 40 basis points year-over-year.

•Operating expenses were $56.4 million, an increase of 24.8% year-over-year. Non-GAAP Operating Expenses were $51.3 million, an increase of 24.1% year-over-year. The prior year included significant temporary cost savings initiatives that were put in place due to the COVID-19 pandemic, including a $6.0 million benefit from temporary employee furloughs in the third quarter of 2020, which affect comparisons to the prior year period for operating expenses, net income, Adjusted EBITDA, net cash provided by operating activities and Free Cash Flow.

•Net income was $14.8 million, an increase of 85.0% year-over-year. Net income in the third quarter of 2021 included a one-time $7.9 million benefit from the forgiveness of the PPP loan and accrued interest. Non-GAAP Net Income was $12.4 million, an increase of 1.9% year-over-year. Both net income and Non-GAAP Net Income in the third quarter of 2020 benefitted from the significant temporary cost savings discussed above.

•Net income per common share was $0.32 up from net income per common share of $0.18 in the third quarter of 2020. Net income per common share in the third quarter of 2021 included a one-time benefit of $0.17 per common share from the forgiveness of the PPP loan and accrued interest. Non-GAAP Net Income per Share was $0.27, unchanged from the third quarter of 2020. Both net income per common share and Non-GAAP Net Income per Share in the third quarter of 2020 benefitted from the significant temporary cost savings discussed above.

•Adjusted EBITDA was $17.0 million, a decrease of 11.9% year-over-year. Adjusted EBITDA Margin was 16.8%, a year-over-year decrease of 460 basis points. Adjusted EBITDA in the third quarter of 2020 benefitted from the significant temporary cost savings discussed above.

•Net cash provided by operating activities was $16.5 million in the quarter, a decrease of $1.5 million compared to net cash provided by operating activities of $18.0 million in the prior year period.

•Free Cash Flow was $14.0 million in the quarter, a decrease of $1.5 million from $15.5 million in the prior year period. Both net cash provided by operating activities and Free Cash Flow in the third quarter of 2020 benefitted from the significant temporary cost savings discussed above.

•Share repurchases under the $115 million share repurchase authorization announced on September 9, 2021 totaled approximately 412,000 shares for $11.2 million during the third quarter.

Jeff Rosica, Avid’s Chief Executive Officer and President, stated, “We are pleased that we were able to significantly grow our revenue in the third quarter due to the strong performance of our subscription business and the strengthening recovery of our end markets, which allowed us to continue to deliver strong profitability and Free Cash Flow. As we enter the fourth quarter, which historically has been our strongest quarter, we believe we are well positioned to finish 2021 on a high note, and our momentum gives us confidence as we look out to 2022."

Ken Gayron, Chief Financial Officer and Executive Vice President of Avid, added, “We continued to grow our LTM Recurring Revenue %, which reached 77% of our total revenue as of the third quarter, and we delivered 56.4% year-over-year growth in subscription revenues. We also generated robust Free Cash Flow during the third quarter as a result of solid profitability and our working capital management. Based on the strength in our business, we are raising guidance for Subscription & Maintenance Revenue for full-year 2021, we are raising the high-end and tightening the range of our total revenue guidance and we are tightening the range towards the high-end of guidance on all other full-year 2021 metrics. ” Mr. Gayron continued, “Additionally, given the high degree of confidence we have in our plan, we announced a $115 million share repurchase authorization in September. Under this plan, we repurchased $11.2 million of our shares during the third quarter, and we have repurchased a total of $20 million of our shares as of November 8. Share repurchases are an important element of our capital deployment strategy which we expect will enhance overall shareholder returns."

Full Year 2021 Guidance

Avid has revised its full-year 2021 guidance as shown in the table below.

Prior Guidance New Guidance
($ in millions, except per share amounts) Full-Year 2021 Full-Year 2021
Revenue $382 – $402 $398 – $404
Subscription & Maintenance Revenue $217 – $225 $225 – $230
Non-GAAP Net Income per Share $1.05 – $1.27 $1.18 – $1.26
Adjusted EBITDA $69 – $79 $73 – $78
Free Cash Flow $49 – $57 $52 – $57

All guidance presented by the Company is inherently uncertain and subject to numerous risks and uncertainties. Avid’s actual future results of operations could differ materially from those shown in the table above. For a discussion of some of the key assumptions underlying the guidance, as well as the key risks and uncertainties associated with these forward-looking statements, please see “Forward-Looking Statements” below as well as the Avid Technology Q3 2021 Earnings Call presentation posted on Avid’s Investor Relations website at ir.Avid.com.

Conference Call to Discuss Third Quarter 2021 Results on November 9, 2021

Avid will host a conference call to discuss its financial results for the third quarter on Tuesday, November 9, 2021, at 5:30 p.m. Eastern Time. Participants may join the webcast in listen-only mode and access the presentation slides using the link on the Avid Investor Relations website, which can be found on the events tab at ir.Avid.com. Participants who would like to ask a question can access the call by dialing +1 929-477-0577 and referencing confirmation code 9008735. Please connect at least 5 minutes in advance to ensure a timely connection to the call. A replay of the webcast will also be available for a limited time on the Avid Investor Relations website shortly after the completion of the call.

Non-GAAP Financial Measures and Operational Metrics

Avid includes non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Non-GAAP Gross Margin, Non-GAAP Operating Expenses, Non-GAAP Net Income, and Non-GAAP Net Income per Share. The Company also includes the operational metrics of Cloud-enabled software subscriptions, Recurring Revenue, LTM Recurring Revenue % and Annual Contract Value in this release. Avid believes the non-GAAP financial measures and operational metrics provided in this release provide helpful information to investors with respect to evaluating the Company’s performance. Unless noted, all financial and operating information is reported based on actual exchange rates. Definitions of the non-GAAP financial measures and the operational metrics are included in our Form 8-K filed today. Reconciliations of the non-GAAP financial measures presented in this press release to the Company's comparable GAAP financial measures for the periods presented are set forth below and are included in the supplemental financial and operational data sheet available on our Investor Relations website at ir.Avid.com, which also includes definitions of all operational metrics.

This press release also includes expectations for future Adjusted EBITDA, Non-GAAP Net Income per Share and Free Cash Flow, which are forward-looking non-GAAP financial measures. Reconciliations of these forward-looking non-GAAP measures are not included in this press release or elsewhere, due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from the estimation of the non-GAAP results, together with some of the excluded information not being ascertainable or accessible at this time. As a result, we are unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

Forward-Looking Statements

Certain information provided in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements regarding our future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical fact. You can identify forward-looking statements by their use of forward-looking words such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or other comparable terms.

Readers of this press release should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

These risks, uncertainties, and factors include, but are not limited to: risks related to the impact of the coronavirus (COVID-19) outbreak and its variants on our business, suppliers, consumers, customers and employees; our liquidity; our ability to execute our strategic plan including our cost saving strategies, and to meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue based on, among other things, our performance and risks in particular geographies or markets; our higher indebtedness and ability to service it and meet the obligations thereunder; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; fluctuations in subscription and maintenance renewal rates; elongated sales cycles; fluctuations in foreign currency exchange rates; seasonal factors; adverse changes in economic conditions; variances in our Revenue Backlog and the realization thereof; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, weather conditions, or health pandemics; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 outbreak; the costs, disruption, and diversion of management's attention due to the COVID-19 outbreak; the possibility of legal proceedings adverse to our Company; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. Moreover, the business may be adversely affected by future legislative, regulatory or other changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements included in this press release which speak only as to the date of this press release. We undertake no responsibility to update or revise any forward-looking statements, except as required by law.

About Avid

Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world—from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid’s industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, FastServe®™ and Maestro™. For more information about Avid solutions and services, visit www.Avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2021 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid NEXIS, FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

Contacts

Investor contact: PR contact:
Whit Rappole Jim Sheehan
Avid Avid
ir@Avid.com jim.sheehan@Avid.com

AVID TECHNOLOGY, INC.
Consolidated Statements of Operations
(unaudited - in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net revenues:
Products	$36,850	$35,775	$107,295	$98,121
Services	64,790	54,656	183,585	158,044
Total net revenues	101,640	90,431	290,880	256,165

Cost of revenues:
Products	20,468	20,957	60,044	58,873
Services	15,269	11,217	43,379	34,322
Total cost of revenues	35,737	32,174	103,423	93,195
Gross profit	65,903	58,257	187,457	162,970

Operating expenses:
Research and development	17,129	13,623	48,639	42,116
Marketing and selling	24,413	19,998	66,511	64,977
General and administrative	14,901	10,796	42,214	34,144
Restructuring costs, net	(88)	723	1,001	1,008
Total operating expenses	56,355	45,140	158,365	142,245

Operating income	9,548	13,117	29,092	20,725

Interest expense, net	(1,646)	(4,566)	(5,547)	(15,437)
Other income, net	7,864	143	4,459	233
Income before income taxes	15,766	8,694	28,004	5,521
Provision for income taxes	991	707	1,832	1,546
Net income	$14,775	$7,987	$26,172	$3,975

Net income per common share – basic	$0.32	$0.18	$0.58	$0.09
Net income per common share – diluted	$0.32	$0.18	$0.56	$0.09

Weighted-average common shares outstanding – basic	45,564	44,019	45,115	43,665
Weighted-average common shares outstanding – diluted	46,428	44,758	46,449	44,498

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
GAAP revenue
GAAP revenue	$101,640	$90,431	$290,880	$256,165

Non-GAAP Gross Profit
GAAP gross profit	$65,903	$58,257	$187,457	$162,970
Stock-based compensation	444	433	1,362	908
Non-GAAP Gross Profit	$66,347	$58,690	$188,819	$163,878
GAAP Gross Margin	64.8%	64.4%	64.4%	63.6%
Non-GAAP Gross Margin	65.3%	64.9%	64.9%	64.0%

Non-GAAP Operating Expenses
GAAP operating expenses	$56,355	$45,140	$158,365	$142,245
Less Amortization of intangible assets	(105)	(105)	(315)	(306)
Less Stock-based compensation	(3,337)	(2,865)	(9,473)	(7,224)
Less Restructuring costs, net	88	(723)	(1,001)	(1,008)
Less Acquisition, integration and other costs	(876)	—	(2,083)	183
Less Efficiency program costs	—	(79)	(48)	(445)
Less Digital Transformation costs	(808)	—	(808)	—
Less COVID-19 related expenses	—	(3)	(22)	(251)
Non-GAAP Operating Expenses	$51,317	$41,365	$144,615	$133,194

Non-GAAP Operating Income and Adjusted EBITDA
GAAP net income	$14,775	$7,987	$26,172	$3,975
Interest and other expense	(6,218)	4,423	1,088	15,204
Provision for income taxes	991	707	1,832	1,546
GAAP operating income	$9,548	$13,117	$29,092	$20,725
Amortization of intangible assets	105	105	315	306
Stock-based compensation	3,781	3,297	10,835	8,132
Restructuring costs, net	(88)	723	1,001	1,008
Acquisition, integration and other costs	876	—	2,083	(183)
Efficiency program costs	—	79	48	445
Digital Transformation costs	808	—	808	—
COVID-19 related expenses	—	3	22	251
Non-GAAP Operating Income	$15,030	$17,324	$44,204	$30,684
Depreciation	2,002	2,004	6,323	6,317
Adjusted EBITDA	$17,032	$19,328	50,527	37,001
GAAP net income margin	14.5%	8.8%	9.0%	1.6%
Adjusted EBITDA Margin	16.8%	21.4%	17.4%	14.4%

Non-GAAP Net Income
GAAP net income	$14,775	$7,987	$26,172	$3,975
Amortization of intangible assets	105	105	315	306
Stock-based compensation	3,781	3,297	10,835	8,132
Restructuring costs, net	(88)	723	1,001	1,008
Acquisition, integration and other costs	876	—	2,083	(183)
Efficiency program costs	—	79	48	445
Digital Transformation costs	808	—	808	—
Gain on forgiveness of PPP Loan	(7,800)	—	(7,800)	—
COVID-19 related expenses	—	3	22	251
Loss on extinguishment of debt	—	—	3,748	—
Tax impact of non-GAAP adjustments	(25)	5	(184)	(35)
Non-GAAP Net Income	$12,432	$12,199	$37,048	$13,899
Weighted-average common shares outstanding - basic	45,564	44,019	45,115	43,665
Weighted-average common shares outstanding - diluted	46,428	44,758	46,449	44,498
Non-GAAP Earnings Per Share - basic	$0.27	$0.28	$0.82	$0.32
Non-GAAP Earnings Per Share - diluted	$0.27	$0.27	$0.80	$0.31

Free Cash Flow
GAAP net cash provided by operating activities	$16,521	$17,955	$35,418	$8,843
Capital expenditures	(2,475)	$(2,407)	(4,750)	$(5,619)
Free Cash Flow	$14,046	$15,548	$30,668	$3,224
Free Cash Flow conversion of Adjusted EBITDA	82.5%	80.4%	60.7%	8.7%

These non-GAAP measures reflect how Avid manages its businesses internally. Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

AVID TECHNOLOGY, INC.
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$50,485	$79,899
Restricted cash	1,422	1,422
Accounts receivable, net of allowances of $1,422 and $1,478 at September 30, 2021 and December 31, 2020, respectively	58,125	78,614
Inventories	22,215	26,568
Prepaid expenses	6,766	6,044
Contract assets	22,612	18,579
Other current assets	2,335	2,366
Total current assets	163,960	213,492
Property and equipment, net	15,211	16,814
Goodwill	32,643	32,643
Right of use assets	25,202	29,430
Deferred tax assets, net	5,413	6,801
Other long-term assets	6,462	5,958
Total assets	$248,891	$305,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,413	$21,823
Accrued compensation and benefits	26,320	29,105
Accrued expenses and other current liabilities	34,511	42,264
Income taxes payable	1,447	1,664
Short-term debt	9,159	4,941
Deferred revenue	76,658	87,974
Total current liabilities	170,508	187,771
Long-term debt	162,990	202,759
Long-term deferred revenue	10,109	11,284
Long-term lease liabilities	24,466	28,462
Other long-term liabilities	7,249	7,786
Total liabilities	375,322	438,062

Stockholders’ deficit:
Common stock	454	442
Treasury stock	(11,169)	—
Additional paid-in capital	1,030,116	1,036,658
Accumulated deficit	(1,142,175)	(1,168,347)
Accumulated other comprehensive loss	(3,657)	(1,677)
Total stockholders’ deficit	(126,431)	(132,924)
Total liabilities and stockholders’ deficit	$248,891	$305,138

AVID TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Net income	$26,172	$3,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,323	6,317
Allowance for doubtful accounts	401	1,349
Stock-based compensation expense	10,216	8,132
Non-cash provision for restructuring	841	653
Non-cash interest expense	386	3,408
Loss on extinguishment of debt	2,579	—
Gain on forgiveness of PPP loan	(7,800)	—
Unrealized foreign currency transaction (gains) losses	(1,400)	219
Benefit from deferred taxes	1,388	997
Changes in operating assets and liabilities:
Accounts receivable	20,089	12,741
Inventories	4,353	788
Prepaid expenses and other assets	(1,343)	1,390
Accounts payable	590	(26,440)
Accrued expenses, compensation and benefits and other liabilities	(10,635)	7,752
Income taxes payable	(217)	81
Deferred revenue and contract assets	(16,525)	(12,519)
Net cash provided by operating activities	35,418	8,843

Cash flows from investing activities:
Purchases of property and equipment	(4,750)	(5,619)
Net cash used in investing activities	(4,750)	(5,619)

Cash flows from financing activities:
Proceeds from revolving line of credit	—	22,000
Repayment on revolving line of credit	—	(22,000)
Proceeds from long-term debt	180,000	7,800
Repayment of debt	(208,142)	(1,474)
Payments for repurchase of common stock	(10,526)	—
Payments for repurchase of outstanding notes	—	(28,867)
Proceeds from the issuance of common stock under employee stock plans	363	252
Common stock repurchases for tax withholdings for net settlement of equity awards	(17,108)	(2,610)
Prepayment penalty on extinguishment of debt	(1,169)	—
Partial unwind capped call cash receipt	—	875
Payments for credit facility issuance costs	(2,574)	(289)
Net cash used in by financing activities	(59,156)	(24,313)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(927)	1,394
Net decrease in cash, cash equivalents and restricted cash	(29,415)	(19,695)
Cash, cash equivalents and restricted cash at beginning of period	83,638	72,575
Cash, cash equivalents and restricted cash at end of period	54,223	52,880
Supplemental information:
Cash and cash equivalents	$50,485	$49,142
Restricted cash	$1,422	$1,664
Restricted cash included in other long-term assets	$2,316	$2,074
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$54,223	$52,880

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in millions)

Backlog Disclosure for Quarter Ended September 30, 2021

	September 30,	June 30,	September 30,
	2021	2021	2020
Revenue Backlog*

Deferred Revenue	$86.8	$91.6	$81.2
Other Backlog	315.0	309.4	321.7
Total Revenue Backlog	$401.8	$401.0	$402.9

The expected timing of recognition of revenue backlog as of September 30, 2021 is as follows:

	2021	2022	2023	Thereafter	Total

Deferred Revenue	$32.2	$46.4	$4.1	$4.1	$86.8
Other Backlog	35.7	120.5	75.7	83.1	315.0
Total Revenue Backlog	$67.9	$166.9	$79.8	$87.2	$401.8

*A definition of Revenue Backlog is included in our Form 10-K and the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com.